EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy, Inc. Reports First Quarter 2015 Results
Houston, Texas - April 30, 2015 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss attributable to common stockholders of $267.7 million, or $1.18 per share (basic and diluted), for the three months ended March 31, 2015, compared to a net loss attributable to common stockholders of $97.8 million, or $0.44 per share (basic and diluted), for the comparable 2014 period.

Results include significant items for the three months ended March 31, 2015 of $231.0 million, compared to $46.8 million for the comparable 2014 period. The significant items for the three months ended March 31, 2015 related to derivative losses due primarily to contingent interest rate derivatives entered into and changes in long-term LIBOR during the period, losses on early extinguishment of debt related to the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (“SPL”) in connection with the refinancing of a portion of its credit facilities in March 2015, and for development expenses primarily for the liquefaction facilities being developed by us near Corpus Christi, Texas (the “CCL Project”).

Included in general and administrative expense were non-cash compensation expenses of $15.2 million for the three months ended March 31, 2015, compared to $34.6 million for the comparable 2014 period.

Results are reported on a consolidated basis and include our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”), which is based on our 100% ownership of the general partner of Cheniere Partners and 80.1% ownership interest in Cheniere Energy Partners LP Holdings, LLC which owns a 55.9% limited partner interest in Cheniere Partners.
Recent Significant Events

•
In March 2015, SPL issued an aggregate principal amount of $2.0 billion of 5.625% Senior Secured Notes due 2025. Net proceeds from the offering are being used to pay a portion of the capital costs associated with the construction of the first four natural gas liquefaction trains (“Trains”) of the SPL Project (described below).

•
In March 2015, we issued an aggregate principal amount of $625.0 million Convertible Senior Notes due 2045 (the “2045 Convertible Senior Notes”) through a registered direct offering. The 2045 Convertible Senior Notes were issued with an original issue discount of 20% and accrue interest at a rate of 4.25% per annum, which is payable semi-annually in arrears. The net proceeds will be used for general corporate purposes.

•	In April 2015, Cheniere Partners received authorization from the Federal Energy Regulatory Commission (“FERC”) to site, construct and operate Trains 5 and 6 of the SPL Project.
Liquefaction Projects Update
SPL Project
Through Cheniere Partners we are developing up to six Trains, each with an expected nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”), at the Sabine Pass LNG terminal adjacent to the existing regasification facilities.
The Trains are in various stages of development.

▪
Construction on Trains 1 and 2 began in August 2012, and as of March 31, 2015, the overall project completion percentage for Trains 1 and 2 was approximately 87.2%, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce LNG as early as late 2015.

▪
Construction on Trains 3 and 4 began in May 2013, and as of March 31, 2015, the overall project completion percentage for Trains 3 and 4 was approximately 62.6%, which is ahead of the contractual schedule. We expect

Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

▪
Trains 5 and 6 are under development. We have entered into SPAs for approximately 3.75 mtpa in aggregate that commence with the date of first commercial delivery for Train 5. We have received authorizations from the DOE to export 503 Bcf per year of LNG volumes from Trains 5 and 6 to free trade agreement (“FTA”) countries. Authorization to export LNG to non-FTA countries is pending. In April 2015, Cheniere Partners received FERC authorization to site, construct, and operate Trains 5 and 6.

We will contemplate making a final investment decision to commence construction of Trains 5 and 6 based upon, among other things, entering into EPC contracts, entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining adequate financing. We expect to commence construction on Train 5 upon receiving all regulatory approvals and obtaining financing followed by Train 6 upon entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining financing.
CCL Project
We continue to make progress on the development of the CCL Project, which is being designed for up to three Trains with expected aggregate nominal production capacity of approximately 13.5 mtpa of LNG.

▪	To date we have entered into SPAs aggregating approximately 7.6 mtpa of LNG volumes commencing with Trains 1 and 2, and approximately 0.8 mtpa of LNG volumes commencing with Train 3.

▪
In December 2014, we received authorization from the FERC to site, construct, and operate the CCL Project. Subsequent to the issuance of the authorization, the FERC received a rehearing request and has not yet ruled on this request. We have received authorization from the U.S. Department of Energy (“DOE”) to export up to approximately 767 Bcf per year of domestically produced LNG to FTA countries. Authorization from the DOE to export LNG to non-FTA countries is pending.

We will contemplate making a final investment decision to commence construction of the CCL Project based upon, among other things, entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining adequate financing. To date, we have obtained financing commitments sufficient to support the financing of all three Trains. We expect to receive the remaining regulatory approvals during the first half of 2015. We expect to commence construction on the first two Trains in due course upon receiving all regulatory approvals followed by the third Train upon entering into additional sale and purchase agreements.

Timelines for Liquefaction Projects

Target Date
	SPL		CCL
Milestone	Trains 1 - 4	Trains 5 & 6	Trains 1 - 3
DOE export authorization	Received	Received FTA Pending Non-FTA	Received FTA Pending Non-FTA
Definitive commercial agreements	Completed 16.0 mtpa	T5: Completed T6: 2015	T1-T2: Completed T3: 2015
- BG Gulf Coast LNG, LLC	5.5 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS	3.5 mtpa
- GAIL (India) Ltd.	3.5 mtpa
- Total Gas & Power N.A.		2.0 mtpa
- Centrica plc		1.75 mtpa
- PT Pertamina (Persero)			1.52 mtpa
- Endesa, S.A.			2.25 mtpa
- Iberdrola, S.A.			0.76 mtpa
- Gas Natural Fenosa LNG SL			1.50 mtpa
- Woodside Energy Trading Singapore			0.85 mtpa
- Électricité de France, S.A.			0.77 mtpa
- EDP Energias de Portugal S.A.			0.77 mtpa
EPC contracts	Completed	2015	Completed
Financing	Completed	2015	2015
- Equity commitments			Received
- Debt commitments			Received
FERC authorization	Completed
- FERC Order		Received	Received
- Certificate to commence construction		2015	2015
Issue Notice to Proceed	Completed	2015	2015
Commence operations	2015 - 2017	2018/2019	2018/2019

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six Trains, each of which is expected to have a nominal production capacity of approximately 4.5 mtpa. Construction has begun on Trains 1 through 4 at the SPL Project. Cheniere has also initiated a project to develop liquefaction facilities near Corpus Christi, Texas. The CCL Project is being designed for up to three Trains, with expected aggregate nominal production capacity of approximately 13.5 mtpa of LNG, three LNG storage tanks with capacity of approximately 10.1 Bcfe and two LNG carrier docks. Commencement of construction for the CCL Project is subject, but not limited, to obtaining regulatory approvals, entering into long-term customer contracts sufficient to underpin financing of the project, obtaining financing, and Cheniere making a final investment decision. Cheniere believes that LNG exports from the CCL Project could commence as early as 2018.
For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.
 (Financial Table Follows)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenues
LNG terminal revenues	$67,581	$66,419
Marketing and trading revenues	662	657
Other	126	474
Total revenues	68,369	67,550

Operating costs and expenses
General and administrative expense	58,017	73,808
Operating and maintenance expense	37,153	13,687
Depreciation expense	17,769	15,475
Development expense	16,096	12,112
Other	332	80
Total operating costs and expenses	129,367	115,162

Loss from operations	(60,998)	(47,612)

Other income (expense)
Interest expense, net	(59,612)	(40,270)
Loss on early extinguishment of debt	(88,992)	—
Derivative loss, net	(125,936)	(34,681)
Other income	372	310
Total other expense	(274,168)	(74,641)

Loss before income taxes and non-controlling interest	(335,166)	(122,253)
Income tax provision	(678)	(92)
Net loss	(335,844)	(122,345)
Less: net loss attributable to non-controlling interest	(68,135)	(24,535)
Net loss attributable to common stockholders	$(267,709)	$(97,810)

Net loss per share attributable to common stockholders—basic and diluted	$(1.18)	$(0.44)

Weighted average number of common shares outstanding—basic and diluted	226,328	223,207

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in thousands, except share data)(1)

	March 31,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,158,338	$1,747,583
Restricted cash and cash equivalents	457,456	481,737
Accounts and interest receivable	32,503	4,419
LNG inventory	16,282	4,294
Prepaid expenses and other	38,480	20,844
Total current assets	2,703,059	2,258,877

Non-current restricted cash and cash equivalents	1,856,524	550,811
Property, plant and equipment, net	9,852,970	9,246,753
Debt issuance costs, net	217,363	242,323
Non-current derivative assets	472	11,744
Goodwill	76,819	76,819
Other non-current assets	215,840	186,356
Total assets	$14,923,047	$12,573,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,953	$13,426
Accrued liabilities	255,815	169,147
Deferred revenue	26,653	26,655
Derivative liabilities	18,046	23,247
Total current liabilities	321,467	232,475

Long-term debt, net	12,117,880	9,806,084
Non-current deferred revenue	12,500	13,500
Other non-current liabilities	116,829	20,107

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at March 31, 2015 and December 31, 2014
Issued and outstanding: 236.7 million shares at March 31, 2015 and December 31, 2014	712	712
Treasury stock: 10.7 million shares and 10.6 million shares at March 31, 2015 and December 31, 2014, respectively, at cost	(296,523)	(292,752)
Additional paid-in-capital	2,989,221	2,776,702
Accumulated deficit	(2,916,548)	(2,648,839)
Total stockholders’ deficit	(223,138)	(164,177)
Non-controlling interest	2,577,509	2,665,694
Total equity	2,354,371	2,501,517
Total liabilities and equity	$14,923,047	$12,573,683

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Securities and Exchange Commission.

As of March 31, 2015, we had cash and cash equivalents of $2,158.3 million available to Cheniere. In addition, we had current and non-current restricted cash and cash equivalents of $2,314.0 million (which included current and non-current restricted cash and cash equivalents available to Cheniere Partners, SPL and Sabine Pass LNG, L.P.) designated for the following purposes: $1,953.7 million for the SPL Project, $28.1 million for Cheniere Creole Trail Pipeline, L.P., $129.1 million for interest payments related to the Sabine Pass LNG senior secured notes, and $203.1 million for other restricted purposes.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479
Media: Faith Parker: 713-375-5663